Bank of America prices $1 Billion in Capital Securities

February 25, 2005

Reporters May Contact

Eloise Hale, Bank of America Corporation, 704.387.0013
Eloise.hale@bankofamerica.com

CHARLOTTE - Bank of America Corporation today priced an offering of $1 billion in capital securities to be issued by BAC Capital Trust VI for sale in the United States and abroad.

The cash distribution annual rate of 5.625% is paid semi annually on the eighth of March and September of each year, commencing September 8, 2005.

The offering is sold through sole book-running lead manager Banc of America Securities LLC. Co-managers include Bear, Stearns & Co. Inc.; Blaylock & Partners, L.P.; BNY Capital Markets, Inc.; Credit Suisse First Boston; Fifth Third Securities, Inc.; HSBC; ING Financial Markets; Lehman Brothers; RBS Greenwich Capital and The Williams Capital Group, L.P. Closing is scheduled for March 8, 2005.

The securities are part of a shelf registration for trust preferred securities previously declared effective by the Securities and Exchange Commission.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific, and London exchanges and certain shares are listed on the Tokyo stock exchange.

About Bank of America
Bank of America is one of the world's largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving 33 million consumer relationships with more than 5,800 retail banking offices, more than 16,700 ATMs and award-winning online banking with more than twelve million active users. Bank of America is the No. 1 overall Small Business Administration (SBA) lender in the United States and the No. 1 SBA lender to minority-owned small businesses. The company serves clients in 150 countries and has relationships with 98 percent of the U.S. Fortune 500 companies and 85 percent of the Global Fortune 500. Bank of America Corporation stock (ticker: BAC) is listed on the New York Stock Exchange.